                          OFFER TO PURCHASE FOR CASH
                ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      AND
                ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
                                      OF
                       CONSOLIDATED CIGAR HOLDINGS INC.
                                      AT
                             $17.85 NET PER SHARE
                                      BY
                           DORSAY ACQUISITION CORP.
                     A DIRECT, WHOLLY OWNED SUBSIDIARY OF
    SOCIETE NATIONALE D'EXPLOITATION INDUSTRIELLE DES TABACS ET ALLUMETTES

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 21, 1999, UNLESS THE OFFER IS EXTENDED.


 THE OFFER IS CONDITIONED  UPON, AMONG OTHER THINGS,  (i) THERE BEING VALIDLY
  TENDERED AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER,
   AT LEAST 19,600,000 SHARES OF CLASS  B COMMON STOCK, PAR VALUE $0.01 PER
    SHARE (THE "CLASS B SHARES"), OF CONSOLIDATED CIGAR HOLDINGS INC. (THE
     "COMPANY"), WHICH REPRESENT APPROXIMATELY  65.8% OF THE TOTAL NUMBER
      OF SHARES OF  OUTSTANDING COMPANY COMMON  STOCK (AS DEFINED BELOW)
       AND (ii) THE SATISFACTION OF  CERTAIN OTHER TERMS AND CONDITIONS
        CONTAINED  IN THIS  OFFER  TO PURCHASE.  SEE  INTRODUCTION AND
         SECTION  1 -- "TERMS  OF  THE  OFFER; EXPIRATION  DATE"  AND
          SECTION 13 -- "CERTAIN  CONDITIONS OF  THE OFFER"  OF THIS
           OFFER TO PURCHASE.

 THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER,
  DATED   AS  OF  DECEMBER  16,   1998,  BY  AND  AMONG  SOCIETE   NATIONALE
    D'EXPLOITATION  INDUSTRIELLE   DES   TABACS   ET   ALLUMETTES,  DORSAY
     ACQUISITION CORP.  AND THE  COMPANY. THE BOARD  OF DIRECTORS  OF THE
       COMPANY HAS UNANIMOUSLY APPROVED  AND FOUND ADVISABLE THE  MERGER
        AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING
         THE  OFFER AND  THE MERGER,  HAS DETERMINED  THAT THE  TERMS
           OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST
            INTERESTS  OF, THE  STOCKHOLDERS  OF  THE COMPANY  AND
              RECOMMENDS THAT STOCKHOLDERS  ACCEPT THE OFFER  AND
               TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Class B Shares (the Class A Shares and the Class B Shares, defined together herein as the "Shares" or "Company Common Stock"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3-- "Procedures for Accepting the Offer and Tendering Shares".

  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                    [LOGO]

                     The Dealer Manager for the Offer is:


December 22, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
INTRODUCTION............................................................     1
   1. Terms of the Offer; Expiration Date...............................     3
   2. Acceptance for Payment and Payment for Shares.....................     4
   3. Procedures for Accepting the Offer and Tendering Shares...........     5
   4. Withdrawal Rights.................................................     8
   5. Certain Federal Income Tax Consequences...........................     8
   6. Price Range of Class A Shares; Dividends..........................     9
   7. Certain Information Concerning the Company........................     9
   8. Certain Information Concerning Purchaser and Parent...............    15
   9. Financing of the Offer and the Merger.............................    16
  10. Background of the Offer; Contacts with the Company; The Merger
     Agreement; The Tender and Voting Agreement; The Indemnification
     Agreement..........................................................    16
  11. Purpose of the Offer; Plans for the Company After the Offer and
   the Merger...........................................................    28
  12. Effect of the Offer on the Market for the Shares; Exchange Listing
     and Exchange Act Registration......................................    29
  13. Certain Conditions of the Offer...................................    29
  14. Certain Legal Matters and Regulatory Approvals....................    31
  15. Fees and Expenses.................................................    34
  16. Miscellaneous.....................................................    34
SCHEDULE I
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER.............. SCHI-1

To the Holders of Common Stock of Consolidated Cigar Holdings Inc.:

                                 INTRODUCTION

  Dorsay Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a direct, wholly owned subsidiary of Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes ("Seita"), a corporation organized and existing under the laws of France ("Parent"), hereby offers to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Class B Common Stock, par value $0.01 per share (the "Class B Shares", and together with the Class A Shares, the "Shares" or "Company Common Stock"), of Consolidated Cigar Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $17.85 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash (subject to applicable withholding of taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6--"Stock Transfer Taxes" of the Letter of Transmittal, stock transfer or other similar taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), American Stock Transfer & Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15-- "Fees and Expenses".

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, 19,600,000 CLASS B SHARES, WHICH ARE TO BE TENDERED PURSUANT TO THE TENDER AND VOTING AGREEMENT (THE "TENDER AND VOTING AGREEMENT"), DATED AS OF DECEMBER 16, 1998 AMONG PARENT, PURCHASER AND MAFCO CONSOLIDATED GROUP INC., A DELAWARE CORPORATION ("MAFCO") (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 1--"TERMS OF THE OFFER; EXPIRATION DATE" AND SECTION 13--"CERTAIN CONDITIONS OF THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 16, 1998 (the "Merger Agreement"), by and among Purchaser, Parent and the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and, if required under Delaware Law, the approval and adoption of the Merger Agreement by the stockholders of the Company, Purchaser will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned directly or indirectly by the Company will be converted into and represent the right to receive $17.85 in cash, without interest (the "Merger Price"). See Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement". "Dissenting Shares" means those Shares which are held by holders of Shares other than Mafco who have not voted such Shares in favor of the Merger or consented thereto in writing, who have filed with the Company a written notice of election to dissent and who otherwise comply with the applicable procedures for perfecting appraisal rights under Delaware Law.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

  Chase Securities Inc. (the "Company's Financial Advisor"), independent financial advisor to the Company, has advised the Board that, in its opinion, as of the date of such opinion, the consideration to be received by the holders of Class A Shares (other than Parent and its affiliates) in the Offer and the Merger, taken together, is fair to such holders from a financial point of view. A copy of such opinion is to be included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by the Company's Financial Advisor.

  In connection with the execution of the Merger Agreement, Parent and Purchaser entered into the Tender and Voting Agreement, pursuant to which Mafco has, among other things, (i) agreed to tender pursuant to the Offer all Shares owned by it, (ii) granted to Purchaser an irrevocable option, subject to the terms and conditions of the Tender and Voting Agreement, to purchase such Shares for a cash purchase price per Share equal to the Offer Price,
(iii) agreed to vote such Shares in favor of the Merger and the Merger Agreement and (iv) granted to Parent and certain officers of Parent an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement. As of December 21, 1998, the 19,600,000 Class B Shares owned by Mafco and subject to the Tender and Voting Agreement constituted approximately 65.8% of the outstanding Shares, and 100% of the outstanding Class B Shares, of the Company. Mafco's tender of its Shares pursuant to the Tender and Voting Agreement will be sufficient to satisfy the Minimum Condition. See Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement".

  The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company will, upon request of Purchaser, use all reasonable efforts promptly either to increase the size of the Board (which, pursuant to the Company's Certificate of Incorporation, has no maximum number of directors) or, at Purchaser's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board. See Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement". Parent intends for Mr. Jean-Dominique Comolli, Mr. Eric Albrand and Mr. Charles Lebeau to be its initial designees to the Board. Information regarding Messrs. Comolli, Albrand and Lebeau is contained in
Schedule I to this Offer to Purchase and in the Information Statement that forms part of the Schedule 14D-9.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required under Delaware Law. See Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement". If so required, a Proxy Statement (as defined in Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement") containing detailed information concerning the Merger will be furnished to stockholders of the Company in connection with a special meeting to be called by the Company to vote on the Merger. Purchaser will vote all Shares acquired pursuant to the Offer in favor of the Merger. Under Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, Mafco's tender of its Shares pursuant to the Tender and Voting Agreement will provide Purchaser with sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Notwithstanding the foregoing, if Parent and Purchaser collectively own, following consummation of the Offer, at least 90% of the outstanding Shares, Parent, Purchaser and the Company will cause the Merger to become effective as soon as practicable, without a meeting of the stockholders of the Company, in accordance with the "short-form" merger provisions of
Section 253 of Delaware Law.

1. TERMS OF THE OFFER; EXPIRATION DATE

  Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on January 21, 1999; provided, however, that Purchaser may, without the consent of the Company (but subject to the terms and conditions of the Merger Agreement, as described below), extend the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

  Purchaser may, and the Company may require Purchaser to, extend the Offer, up to 40 days in the aggregate, in increments of up to ten business days each, if any condition to the Offer has not been satisfied or waived. In addition, Purchaser may, without the consent of the Company, (A) extend the Offer for up to an additional 40 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived, (B) extend the Offer on one occasion for up to 10 business days if, on the Expiration Date, the Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but equal less than 90% of the outstanding Shares (notwithstanding that all the conditions to the Offer have been satisfied, so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than the non-occurrence of any statute, rule or regulation, judgment, order or injunction making illegal or prohibiting the consummation of the Offer)), and (C) extend the Offer or increase the Offer Price to the extent required by law. Purchaser will only be required to extend the Offer, up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if (i) each condition is reasonably capable of being satisfied and (ii) the Company is in material compliance with all of its covenants under the Merger Agreement after Purchaser has given the Company five business days prior written notice of any such non-compliance. Purchaser is required to give oral or written notice of any such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering stockholder to withdraw his, her or its Shares. See
Section 4--"Withdrawal Rights".

  Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, or to terminate the Offer and not accept for payment, or not pay for, any Shares if, at the Expiration Date, any of the conditions specified in Section 13--"Certain Conditions of the Offer" exists and (ii) to waive any of the conditions specified in Section 13--"Certain Conditions of the Offer", in whole or in part. The Merger Agreement provides that, without the consent of the Company, Purchaser will not

(i) decrease the Offer Price, (ii) reduce the number of Shares sought to be purchased in the Offer or (iii) amend the conditions to the Offer set forth in
Section 13--"Certain Conditions of the Offer" or impose conditions to the Offer in addition to those set forth in Section 13--"Certain Conditions of the Offer". Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 13--"Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act.

  If, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer or, subject to the Company's consent, to decrease the number of Shares being sought or the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight New York City time.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as soon as it is legally permitted to do so under applicable law. The obligations of Purchaser to consummate the Offer and to accept for payment and to pay for all Shares validly tendered and not properly withdrawn will be subject only to the satisfaction or waiver of the conditions to the Offer set forth in Section 13--"Certain Conditions of the Offer". Subject to applicable rules of the Commission and to the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 14--"Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3--"Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

  VALID TENDER. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instruction 1 --"Guarantee of Signatures" and Instruction 5 --"Signatures on Letter of Transmittal; Stock Powers and Endorsements" of the Letter of Transmittal.

  GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

  DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition to the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  APPOINTMENT. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER ("BACKUP WITHHOLDING") UNLESS SUCH STOCKHOLDER PROVIDES THE DEPOSITARY WITH APPROPRIATE CERTIFICATION SUCH AS THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND A CERTIFICATION THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9--"SUBSTITUTE FORM W-9" OF THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3--"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date by following one of the procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares".

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash for Shares pursuant to the Offer or to the Merger will be a taxable transaction to the stockholders of the Company for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. This will be the case whether a stockholder sells Shares pursuant to the Offer, the Merger or both.

  A tendering stockholder whose Shares are accepted for sale pursuant to the Offer generally will recognize gain or loss on the date the Offer is consummated equal to the difference between such stockholder's tax basis in the Shares accepted for purchase and the amount of cash received in exchange therefor. A stockholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss at the Effective Time equal to the difference between such stockholder's tax basis in such Shares and the amount of cash received in exchange therefor.

  Gain or loss will be capital gain or loss if the Shares were capital assets in the hands of the stockholder, and will be long-term capital gain or loss if, on the date the Offer is consummated, the Shares were held by the stockholder for more than 12 months. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations.

  The Merger will not be a taxable transaction to Purchaser, Parent or the Company for federal income tax purposes.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF CLASS A SHARES; DIVIDENDS

  The Class A Shares have been listed and traded principally on the NYSE since August 1996 under the symbol "CIG". The following table sets forth, for the quarters indicated, the high and low sales prices per Class A Share on the NYSE as reported by the Dow Jones News Service. The Company has not paid any dividends on the Shares during the periods set forth below.

                                                                   HIGH   LOW
                                                                  ------ ------
1996:
Fourth Quarter................................................... $31.25 $33.50
1997:
First Quarter.................................................... $27.25 $22.25
Second Quarter...................................................  30.25  21.75
Third Quarter....................................................  40.33  24.67
Fourth Quarter...................................................  44.20  26.00
1998:
First Quarter.................................................... $28.75 $15.50
Second Quarter...................................................  16.00   9.75
Third Quarter....................................................  12.19   7.00
Fourth Quarter (through December 21).............................  17.56   8.12

  On December 15, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $15.87. On December 21, 1998, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the NYSE was $17.44.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

  BACKGROUND. The Company is a holding company with no business operations of its own. The Company was formed as a Delaware corporation on January 6, 1993 to hold all of the outstanding capital stock of Consolidated Cigar Corporation, through which the Company conducts its business operations. The Company's executive offices are located at 5900 North Andrews Avenue, 10th Floor, Fort Lauderdale, Florida, 33309-2369.

  On August 21, 1996, the Company, then a direct, wholly owned subsidiary of Mafco, completed an initial public offering (the "IPO") in which it issued and sold 6,075,000 Class A Shares for $23.00 per share. The net proceeds of $127.8 million were paid as a dividend to Mafco. On March 20, 1997, the Company completed a secondary offering (the "Offering") of 5,000,000 Class A Shares sold by Mafco, reducing its own ownership in the Company to approximately 63.9%. The Company did not receive any of the proceeds from the Offering.

  Since July 9, 1997, Mafco has been a direct, wholly owned subsidiary of Mafco Holdings Inc. ("Mafco Holdings"), which is owned by Ronald O. Perelman.

  GENERAL. The Company is the largest manufacturer and marketer of cigars sold in the United States in terms of dollar sales, with a 1997 market share of approximately 24% according to the Company's estimates. The Company markets its cigar products under a number of well-known brand names at all price levels and in all segments of the growing cigar market, including premium large cigars, mass market large cigars and mass market little cigars. The Company attributes its leading market position to the following competitive strengths: (i) well-known brand names, many of wich are the leading brands in their category; (ii) broad range of product offerings within both the premium and mass market segments of the United States cigar market; (iii) commitment to and reputation for manufacturing quality cigars; (iv) marketing expertise and close attention to customer service; (v) efficient manufacturing operations; and (vi) an experienced management team. The Company is also a leading producer of pipe tobacco and is the largest supplier of private label and branded generic pipe tobacco to mass market retailers. In addition, the Company distributes a variety of pipe and cigar smokers' accessories.

  The Company's cigars and pipe tobacco products are marketed under a number of well-known brand names. The Company's premium cigars include the H. UPMANN, MONTECRISTO, POR LARRANAGA, DON DIEGO, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY, MONTECRUZ, LAS CABRILLAS and SANTA ROSA brands. The Company's mass market large cigars include the ANTONIO Y CLEOPATRA (also known as AYC), DUTCH MASTERS, EL PRODUCTO, MURIEL, BACKWOODS, SUPER VALUE AND SUPRE SWEETS brands. The Company's mass market little cigars include the DUTCH TREATS, SUPER VALUE and SUPRE SWEETS brands. The Company's pipe tobacco products include the MIXTURE NO. 79 and CHINA BLACK brands.

  FINANCIAL INFORMATION. Set forth below is certain selected historical information which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended October 3, 1998 (the "Form 10-Q"). The Company's only material asset is all of the outstanding capital stock of Consolidated Cigar Corporation through which the Company conducts its business operations. The selected historical financial data, therefore, reflects the consolidated results of Consolidated Cigar Corporation and its predecessors. More comprehensive information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information".

                         CONSOLIDATED CIGAR CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1995      1996      1997
                                                 --------  --------  --------
                                                 (IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net Sales....................................... $158,166  $216,868  $299,067
Cost of Sales...................................   94,347   126,013   167,285
                                                 --------  --------  --------
Gross Profit....................................   63,819    90,855   131,782
Selling, general and administrative expenses....   32,393    36,776    39,468
                                                 --------  --------  --------
Operating income................................   31,426    54,079    92,314
                                                 --------  --------  --------
Interest expense, net...........................  (12,635)  (10,619)  (10,551)
Minority interest...............................     (262)     (310)   (1,598)
Miscellaneous, net..............................   (1,000)     (906)   (1,355)
                                                 --------  --------  --------
Income before provision for income taxes........   17,529    42,244    78,810
Provision for income taxes......................    3,599    12,449    25,219
                                                 --------  --------  --------
Net income...................................... $ 13,930  $ 29,795  $ 53,591
                                                 ========  ========  ========
Basic net income per common share(a)............ $   0.57  $   1.11  $   1.75
                                                 ========  ========  ========
Basic weighted average common shares
 outstanding(a).................................   24,600    26,891    30,682
                                                 ========  ========  ========
Diluted net income per common shares(a)......... $   0.57  $   1.11  $   1.73
                                                 ========  ========  ========
Diluted weighted average common shares
 outstanding(a).................................   24,600    26,964    31,019
                                                 ========  ========  ========

                                                      NINE MONTHS  NINE MONTHS
                                                         ENDED        ENDED
                                                     SEPTEMBER 27, OCTOBER 3,
                                                         1997         1998
                                                     ------------- -----------
                                                     (IN THOUSANDS, EXCEPT PER
                                                            SHARE DATA)
                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net Sales...........................................  $  214,907   $  198,668
Cost of Sales.......................................     119,929      117,806
                                                      ----------   ----------
Gross Profit........................................      94,978       80,862
Selling, general and administrative expenses........      29,050       31,568
                                                      ----------   ----------
Operating income....................................      65,928       49,294
                                                      ----------   ----------
Other expenses:                                            7,618        7,394
Interest expense, net...............................         854        1,180
Minority interest...................................         983          708
                                                      ----------   ----------
Miscellaneous, net..................................       9,455        9,282
                                                      ----------   ----------
Income before provision for income taxes and
 extraordinary item.................................      56,473       40,012
Provision for income taxes..........................      18,082       12,804
                                                      ----------   ----------
Income before extraordinary item....................      38,391       27,208
Extraordinary item--Early extinguishment of debt,
 net of tax.........................................         --         3,174
                                                      ----------   ----------
Net income..........................................  $   38,391   $   24,034
                                                      ==========   ==========
Basic and diluted net income per common share:
Income before extraordinary item....................  $     1.25   $     0.90
Extraordinary item..................................         --         (0.11)
                                                      ----------   ----------
Basic net income per common share (a)...............  $     1.25   $     0.79
                                                      ==========   ==========
Income before extraordinary item....................  $     1.24   $     0.90
Extraordinary item..................................         --         (0.11)
                                                      ----------   ----------
Diluted net income per common shares (a)............        1.24         0.79
                                                      ==========   ==========
Basic weighted average common shares outstanding
 (a)................................................  30,677,913   30,396,917
                                                      ==========   ==========
Diluted weighted average common shares outstanding
 (a)................................................  30,854,306   30,396,917
                                                      ==========   ==========

                                                                DECEMBER 31
                                                             -----------------
                                                               1996     1997
                                                             -------- --------
                                                              (IN THOUSANDS)
   BALANCE SHEET DATA (AT PERIOD END):
   Total assets............................................. $205,511 $279,433
   Long-term debt (including current portion and a
    promissory note issued to Mafco)........................  167,500  173,557
   Total stockholders' equity...............................    1,355   55,137

                                                               OCTOBER 3, 1998
                                                               ---------------
                                                               (IN THOUSANDS)
   BALANCE SHEET DATA (AT PERIOD END):
   Total assets...............................................     329,127
   Long-term debt (including current portion and a promissory
    note issued to Mafco).....................................     201,351
   Total stockholders' equity.................................      69,722

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
OTHER DATA:
Gross margin (b)...................................    40.3%    41.9%    44.1%
Operating margin (b)...............................    19.9     24.9     30.9
EBITDA (c)......................................... $38,125  $60,547  $99,287
EBITDA margin (c)..................................    24.1%    27.9%    33.2%
Capital expenditures............................... $   983  $ 5,278  $ 6,176
Amortization of goodwill...........................   1,771    1,651    1,702
Cash flows provided by (used for) financial
 activities........................................  19,801   32,583   17,250
Cash flows provided by (used for) financing
 activities........................................    (989)  (5,875) (20,290)
Cash flows provided by operating activities........ (19,367) (25,947)  (4,365)

--------
(a) Basic and diluted net income per common share has been computed assuming the conversion of the Company's common stock, prior to the IPO, into Class B Common Stock as of the beginning of all periods presented and is therefore based upon the weighed average of 24,600,000 shares of Common Stock outstanding prior to the IPO and in 1996, 30,675,000 shares of Common Stock outstanding after the IPO. The weighted average of Common Stock outstanding for 1997 is based on 30,693,332 shares of Common Stock outstanding. For 1997 and 1996, the only difference between the basic and diluted net income per common share calculation is the dilutive effect of stock options which are included in the diluted net income per common share calculation. For the years 1995 and earlier, there is no difference between the basic and the diluted net income per common share calculation.
(b) Gross margin is defined as gross profit as a percentage of net sales, and operating margin is defined as operating income as a percentage of net sales.
(c) EBITDA is defined as earnings before interest expense, taxes, extraordinary items, depreciation and amortization and minority interest. The Company believes that EBITDA is a measure commonly used by analysts, investors and others interested in the cigar industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA margin is defined as EBITDA as a percentage of net sales.

  CERTAIN COMPANY PROJECTIONS. To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement", the Company furnished Parent with certain financial projections which Parent and Purchaser believe are not publicly available. Neither Parent nor Purchaser verified the accuracy of such financial projections.

  According to the projections, the Company has estimated that it will have net sales of $268.7 million, EBITDA of $75.4 million, and net income of $34.6 million (after extraordinary item) for the year ending December 31, 1998 and net sales of $296.1 million, EBITDA of $96.6 million, and net income of $52.2 million for the year ended December 31, 1999.

  IT IS THE UNDERSTANDING OF PARENT AND PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF

CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  AVAILABLE INFORMATION. The Shares are registered under the Exchange Act, and the Company is therefore subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, the Company is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 3rd Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  Purchaser, a direct, wholly owned subsidiary of Parent, is a newly incorporated corporation organized and existing under the laws of the State of Delaware, was formed in connection with the Offer and the Merger and has not carried on any unrelated activities since its formation. The principal offices of Purchaser are located at 53, quai d'Orsay, 75347 Paris Cedex 07, France.

  Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent, a publicly owned corporation organized and existing under the laws of France and listed on the Paris Bourse since its privatization on February 24, 1995, is France's leading tobacco company and a major international player in two key businesses: (i) manufacturing of tobacco products: blond and dark cigarettes, cigars and cigarillos, rolling and pipe tobaccos and matches (which are marketed in France and internationally under well-known brand names such as Gauloises, Gitanes, Royale, Fine, Meccarillos, Fleur de Savane and Amsterdamer) and (ii) distribution to state-licensed French tobacconists of Parent-brand products and those of other manufacturers under distribution agreements. Parent has expanded this distribution activity to include telephone and parking-meter cards. In addition, Parent provides tobacconists with sales-point computerization and modernization consulting services. Parent's principal offices are located at 53, quai d'Orsay, 75347 Paris Cedex 07, France.

  The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

  The Common Stock, par value FF 50 per share, of Parent is listed and traded on the monthly settlement market (marche a reglement mensuel) on the Paris Bourse under the symbol "ITA".

  Except as described in this Offer to Purchase and in the Tender and Voting Agreement, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any affiliate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement and in the Tender and Voting Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, neither Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. FINANCING OF THE OFFER AND THE MERGER

  The total amount of funds required by Purchaser to consummate the Offer and the Merger (including the refinancing of certain existing indebtedness of the Company) and to pay related fees and expenses is estimated to be approximately $735 million. Purchaser will obtain all of such funds from Parent. Parent currently intends to provide such funds, other than the funds to refinance approximately $200 million of indebtedness of the Company, from cash on hand. Parent will cause Purchaser to refinance existing indebtedness of the Company through Parent's cash on hand, Parent's existing indebtedness or otherwise.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENT; THE INDEMNIFICATION AGREEMENT

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  Beginning in September of 1998, the Company's management, in periodic consultation with the Company's directors, began to explore various possible strategic alternatives to improve stockholder value.

  On October 7, 1998, senior officers of the Company met to discuss an unsolicited letter sent by a potential acquiror (the "Other Party") expressing interest in exploring an acquisition of the Company.

  In mid-October, Parent, through its financial advisor Credit Suisse First Boston, orally indicated an interest in exploring the possibility of Parent acquiring the Company in a transaction pursuant to which the Company's stockholders would receive between $15 and $18 per Share in cash. Parent noted, however, that its indication of interest was subject to Parent conducting a due diligence review of the Company's business and operations.

  In separate meetings during late October, 1998, senior officers of the Company met with senior officers of Parent and the Other Party and their respective financial advisors, in order for each of the Other Party and Parent to conduct preliminary due diligence on the Company. At the meetings, the Company provided each of the Other Party and Parent with certain materials describing the Company, its operations and projected results of operations, and each of the Other Party and Parent executed a confidentiality agreement with the Company.

  On November 5, 1998, the Company issued a press release stating that it had hired Chase Securities Inc., as financial advisor, to consider strategic opportunities to enhance stockholder value including a merger, recapitalization or the possible sale of the Company.

  From November 5 through November 20, the Company received expressions of interest from 12 potential acquirors, including Parent and the Other Party. Senior officers of the Company, Mafco and the Company's Financial Advisor had various discussions and meetings with these parties in order to assess the level of interest of each such party in pursuing a transaction. As a result of this process, one additional potential acquiror entered into a confidentiality agreement with the Company.

  Throughout the remainder of November, the Other Party and Parent continued their due diligence reviews of the Company and on separate occasions visited the Company's offices in Ft. Lauderdale, Florida, and various factory locations.

  Beginning in mid-November, 1998, the Company and Mafco commenced negotiations with each of Parent and the Other Party, in each case, with respect to the terms of a merger agreement and a related tender and voting agreement pursuant to which Mafco would, among other things, agree to tender all of the Shares owned by it into a tender offer and to vote its Shares in favor of the relevant merger.

  On December 2, 1998, the Other Party, through its financial advisor, submitted a preliminary, non-binding proposal to acquire the Company in a merger transaction (providing, as its first step, a cash tender offer) pursuant to which the Company's stockholders would receive $15.25 per Share in cash. The Other Party's proposal was subject to numerous conditions, including, among others, the completion of due diligence. On several occasions thereafter, the Company's financial advisor advised the Other Party's senior management and financial advisor that the Other Party's proposal was inadequate in a number of significant respects, including price, and that the Other Party should make its best and final proposal.

  On December 9, 1998, Parent's board of directors met to consider an acquisition of the Company. As a result of that meeting, Parent indicated an interest in acquiring the Company in a merger transaction (also providing, as its first step, a cash tender offer) at a price of $17.00 per Share in cash, but could not submit a proposal until after consulting with its workers' council.

  On December 10, 1998, the Other Party submitted a revised written proposal pursuant to which the Company's stockholders would receive $15.75 per Share in cash. Later that afternoon, the Board held a special meeting to analyze and review, with the advice and assistance of the Company's financial and legal advisors, certain strategic, financial and legal considerations concerning a possible transaction with each of Parent and the Other Party, the terms of each party's most recent indication of interest, the potential impact on the Company's employees of a transaction with either party, and the terms and conditions of the most recent draft of the Merger Agreement submitted by each party. The Company's management and its legal advisors also reported to the Board on the status of the negotiations with both parties. No decision was reached by the Board at the meeting; rather, it was the consensus of the directors that the Company should continue to hold discussions with both Parent and the Other Party and report back to the Board once management was prepared to make a recommendation.

  On December 11, 1998, representatives of the Company met with representatives of the Other Party. At that meeting, the Other Party indicated that, subject to, among other things, the satisfactory resolution of certain issues relating to the terms and conditions of a merger agreement, it would be willing to propose purchasing all of the Shares at a price of $17.00 per Share in cash.

  On December 12, 1998, representatives of the Company and the Company's legal and financial advisors met with representatives of the Other Party and the Other Party's legal and financial advisors to continue negotiating the terms and conditions of a merger agreement and a tender and voting agreement.

  During the morning of December 12, 1998, Parent informed the Company that it intended to submit a bid on Wednesday, December 16, 1998, pursuant to which it would propose to acquire the Company at a purchase price of $17.75 per Share in cash. Parent indicated that its ability to submit such a proposal was contingent upon confirmatory due diligence, which Parent anticipated completing prior to December 16, 1998, and completion of the negotiation of the definitive form of a merger agreement and related agreements. In addition, as indicated above, Parent would not be in a position to submit a proposal until after completion of a meeting with its workers' council scheduled for December 16, 1998.

  At a December 13, 1998 meeting, the Company's legal and financial advisors brought the Board up-to-date as to the status of the possible transactions with Parent and the Other Party. In light of Parent's indication of its willingness to bid of $17.75 per Share, the Board rejected the Other Party's bid of $17.00 per Share. It was the consensus of the directors that, prior to December 16, 1998, the Company's management and legal and financial advisors should continue to negotiate with Parent, determine whether the Other Party was prepared to improve its proposal and report back to the Board.

  During the afternoon of December 13, 1998, the Other Party withdrew its bid to acquire the Company for $17.00 per Share, but, on December 15, 1998, sent a letter in which it stated that it intended to submit a revised offer to acquire the Company prior to the next special meeting of the Board.

  On the morning of December 16, 1998, the Other Party, through its financial advisor, submitted a written bid to acquire the Company for $17.75 per share.

  The Board held a special meeting the morning of December 16, 1998, at which it reviewed the proposals from Parent and the Other Party, each offering $17.75 per Share in cash. The Company's management discussed certain factors that it believed favored Parent's offer, including a perceived risk of incremental delay relating to the antitrust review associated with a transaction with the Other Party, Parent's intention to employ substantially all of the Company's employees, and Parent's intention not to terminate any of the Company's operations. The Company's senior management believed that a transaction with the Other Party would result in a reduction of employees and the contraction of certain of the Company's operations. The Board conditionally approved a transaction with Parent, but indicated that if a revised proposal were received promptly from either party, it would consider it. Shortly thereafter, the Other Party and Parent each increased its offer price to $17.85 per Share. Whereupon, the Board definitively approved the acceptance of Parent's offer and the documents relating thereto.

  Later on the morning of December 16, 1998, the Company and Parent executed and delivered the Merger Agreement; Parent, Purchaser and Mafco executed and delivered the Tender and Voting Agreement, and Parent, Purchaser, the Company, Mafco and Mafco Holdings executed and delivered the Indemnification Agreement. Immediately thereafter, the Company and Parent issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby, a copy of which is filed as Exhibit (a)(8) of the
Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer (the "Schedule 14D-1") and which is incorporated herein by reference.

THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1. Such summary is qualified in its entirety by reference to the Merger Agreement.

  THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement on the date of the Merger Agreement or the following day of Purchaser's intention to commence the Offer. Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

  Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser will accept for payment and pay for, as soon as it is legally permitted to do so under applicable law, all Shares validly tendered and not withdrawn. The obligation of Purchaser to accept for payment and pay for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in
Section 13--"Certain Conditions of the Offer" hereof. Purchaser and Parent have agreed that Purchaser will not decrease the Offer Price or decrease the number of Shares sought, amend the conditions to the Offer or impose conditions to the Offer in addition to those set forth in Section 13--"Certain Conditions of the Offer" hereof without the prior consent of the Company.

  Purchaser may, and the Company may require Purchaser to, extend the Offer up to 40 days in the aggregate, in increments of up to ten business days each, if any condition to the Offer has not been satisfied or waived. In addition, Purchaser may, without the Consent of the Company, (A) extend the Offer for up to an additional 40 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived, (B) extend the Offer on one occasion for up to 10 business days if, on the Expiration Date, the Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but equal less than 90% of the outstanding Shares (regardless of whether all the conditions to the Offer have been satisfied so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than the non-occurrence of any statute, rule or regulation, judgment, order or injunction making illegal or prohibiting the consummation of the Offer)), and (C) extend the Offer or increase the Offer Price to the extent required by law. Purchaser will only be required to extend the Offer, up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if (i) each condition is reasonably capable of being satisfied and (ii) the Company is in material compliance with all of its covenants under the Merger Agreement after Purchaser has given the Company five business days prior written notice of any such non-compliance.

  BOARD REPRESENTATION; DIRECTORS. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding. The Company will, upon request of Purchaser, use all reasonable efforts promptly either to increase the size of the Board (which, pursuant to the Company's Certificate of Incorporation, has no maximum number of directors) or, at Purchaser's election, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board, and will cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time, the Company will retain as members of its Board at least two directors who are directors of the Company on the date of the Merger Agreement; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Board. See Section 10--"Background of the Offer; Contacts with the Company; The Merger Agreement; The Tender and Voting Agreement; The Indemnification Agreement".

  From and after the time, if any, that Parent's designees constitute a majority of the Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser thereunder, any waiver of any condition or any of the Company's rights thereunder or other action by the Company thereunder may be effected only by the unanimous vote of the entire Board.

  THE MERGER. Following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a consequence of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the successor or surviving corporation and will be a wholly-owned subsidiary of Parent (the "Surviving Corporation"). Hereinafter, the date on which the Closing of the Merger will take place is referred to as the "Closing Date". The Merger will become effective at such time as a duly prepared certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with Delaware Law (the "Effective Time").

  The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that, at the Effective Time, the Certificate of Incorporation and the By-Laws of Purchaser will be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, provided that such Certificate of Incorporation will be amended to change the name of the corporation to Consolidated Cigar Holdings Inc.

  CONVERSION OF SECURITIES. Pursuant to the Merger Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one share of common stock, par value $0.01 per share, of the Surviving Corporation. In addition, the Shares outstanding, immediately prior to the Effective Time (other than the Dissenting Shares), will, by reason of the Merger and without any action by the holders thereof, be converted into the right to receive the Merger Price (the "Merger Consideration"), without interest. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing such Shares will thereafter represent only the right to receive the Merger Consideration. Each Share which is held in the treasury of the Company immediately prior to the Effective Time and any Share owned by a subsidiary of the Company, Parent, Purchaser or any wholly owned subsidiary of Parent will, by virtue of the Merger, cease to be outstanding and will be canceled and retired without payment of any consideration therefor.

  Notwithstanding the above, any Dissenting Shares will not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but instead holders of Dissenting Shares will be entitled only to the rights granted by the provisions of Section 262 of Delaware Law, which entitles dissenting stockholders to receive a judicial determination of the fair value of their shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Such judicially determined fair value could be more or less than the Merger Consideration. See Section 14--"Certain Legal Matters and Regulatory Approvals".

  Parent and the Company will take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option to purchase Shares (an "Option") granted under the Company's 1996 Stock Option Plan (the "1996 Plan"), whether or not then exercisable or vested, will be cancelled and (ii) in consideration of such cancellation, the Company (or, at Parent's option, Purchaser) will pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes). As of the Effective Time, the 1996 Plan will terminate. The Company will take all action necessary to ensure that, after the Effective Time, no person will have any right under the 1996 Plan or any other plan, program or arrangement with respect to equity securities of the Company or any direct or indirect subsidiary of the Company.

  STOCKHOLDERS' APPROVAL. Pursuant to the Merger Agreement, if required by applicable law, the Company will (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purposes of considering and taking action upon the Merger Agreement; (ii) prepare in accordance with applicable law and mail to its stockholders a proxy statement relating to the Special Meeting (the "Proxy Statement"); (iii) use its reasonable efforts to obtain the necessary stockholder approval of the Merger and Merger Agreement; and
(iv) subject to the fiduciary obligations of the Board, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. However, if Parent, Purchaser or another subsidiary of Parent acquires more than 90% of the outstanding Shares pursuant to the Offer or otherwise, each of the parties will cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the "short-form" merger provisions of
Section 253 of Delaware Law.

  REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations and warranties by the

Company with respect to organization; capitalization; authorization relative to the Merger Agreement; validity of the Merger Agreement; consents and approvals; Commission reports and financial statements; undisclosed liabilities; absence of certain changes; employee benefit matters; litigation; compliance with applicable laws; taxes; real property; environmental matters; intellectual property; inventory; labor matters; restrictions on business activities; year 2000 compliance; brokers and other matters.

  CONDUCT OF BUSINESS PENDING THE MERGER. Under the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement and continuing until the election of Purchaser's designees representing at least a majority of the members of the Board, unless Parent otherwise agrees in writing and unless otherwise expressly permitted under the Merger Agreement, the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course of business consistent with past practices and:

    (a) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or any other securities of the Company or capital stock or any other securities of any of its subsidiaries beneficially owned by it; (ii) amend its Certificate of Incorporation or By-laws or similar organizational documents of any of its subsidiaries; or (iii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the subsidiaries of the Company;

    (b) neither the Company nor any of its subsidiaries will: (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or its subsidiaries (other than shares of Company Common Stock reserved for issuances pursuant to the exercise of Options outstanding on the date of the Merger Agreement); (iii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any right to any trademark, service mark or trade name owned by it or over which it has any right whatsoever; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any other material assets other than in the ordinary and usual course of business; (v) incur or modify any material indebtedness or other material liability, except that the Company may borrow money for use in the ordinary and usual course of business if neither the Company nor any of its subsidiaries makes any borrowing or incurs any indebtedness or other liability that would cause the Company's consolidated net debt (including the indebtedness currently outstanding under a promissory note issued by the Company to Mafco) to exceed $205 million; (vi) make any capital expenditures in excess of $2 million in the aggregate; or (vii) redeem, purchase or otherwise acquire any of its capital stock;

    (c) neither the Company nor any of its subsidiaries will modify, amend or terminate any of its material agreements or waive, release or assign any material right or claims;

    (d) neither the Company nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be terminated without notice to Parent;

    (e) neither the Company nor any of its subsidiaries will: (i) assume, guarantee or otherwise become responsible for the obligations of any other person, except in the ordinary course of business; (ii) make any loans, advances or capital contributions to, or investments in, or acquisitions of, any other person (other than subsidiaries of the Company), other than in the ordinary course of business; or (iii) enter into any commitment or transaction with respect to any of the foregoing;

    (f) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by United States Generally Accepted Accounting Principles ("GAAP") or applicable law;

    (g) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

    (h) neither the Company nor any of its subsidiaries will take, or agree to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect;

    (i) except as described under "The Merger Agreement--Conversion of Securities" above, the Company will not amend or change the period of exercisability of Options granted under the 1996 Plan or authorize cash payments in exchange for any Options;

    (j) except for year-end bonuses and salary increases made in the ordinary course of business, which in the case of year-end bonuses may not exceed $2.2 million in the aggregate, neither the Company nor any subsidiary will increase the compensation payable or to become payable to its officers or directors;

    (k) neither the Company nor any of its subsidiaries will grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any subsidiary or establish, adopt, enter into or terminate or amend any employee benefit plan; and

    (l) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  CONFIDENTIALITY AGREEMENT. Unless otherwise required by law, Parent has agreed to hold any information furnished to it by the Company which is non-public in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent dated as of October 20, 1998 (the "Confidentiality Agreement").

  REPAYMENT OF BORROWINGS UNDER CREDIT AGREEMENT. At the consummation of the Offer, Parent has agreed to cause the Company to repay all outstanding borrowings under the Credit Agreement, dated March 2, 1998, between Consolidated Cigar Corporation and Chase Manhattan Bank, as administrative agent, as amended by Amendment No. 1 thereto, dated as of April 27, 1998 (the "Credit Agreement") (through Parent's cash on hand, existing credit arrangements or otherwise), such that no event of default will exist as a result of the consummation of the transactions contemplated in the Merger Agreement.

  EMPLOYEE BENEFITS. Parent and Purchaser have agreed to continue the employment of all persons who, immediately prior to the Effective Time, were employees of the Company or its subsidiaries ("Retained Employees"). Parent and Purchaser have agreed that, effective as of the Effective Time and for a one-year period following the Effective Time, the Surviving Corporation and its subsidiaries and successors will provide the Retained Employees with employee plans and programs which are, in the aggregate, substantially comparable to those provided to them immediately prior to the date of the Merger Agreement (other than with regard to the 1996 Plan). However, Parent and Purchaser are not required to continue the employment of any Retained Employee for any particular period of time after the Effective Time, and, subject to the terms of the Merger Agreement, Parent and Purchaser have the right to amend, modify, suspend or terminate any employee plan or program in accordance with the terms of such employee plan or program and applicable law.

  Parent and Purchaser have agreed to honor, and cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date of the Merger Agreement, with respect to employees and former employees of the Company.

  NO SOLICITATION. The Company and its subsidiaries have agreed not to, and to use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its subsidiaries not to, (i) initiate, solicit or encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. The Company is also required to promptly request each person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all non-public information furnished to such person by or on behalf of the Company or any of its subsidiaries.

  However, the Company and the Board (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if the Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with its fiduciary duties under applicable law, and (ii) will be permitted to take and disclose to the Company's stockholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

  Any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement. In the event that the Company determines to provide any information as described above, or receives any Acquisition Proposal, it will promptly inform Parent in writing as to the fact that information is to be provided and will furnish to Parent the identity of the recipient of such information or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would be inconsistent with its fiduciary duties under applicable law. The Company has agreed to keep Parent reasonably informed of the status of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action would be inconsistent with the Board's fiduciary duties under applicable law.

  The Board may not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided that the Board may withdraw or modify or propose to withdraw or modify its recommendation of the Merger Agreement, the Offer or the Merger or recommend or propose to recommend an Acquisition Proposal if, in each case, the Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined below) and determines in good faith, based upon advice of its outside legal counsel, that it would be inconsistent not to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law. The Board may not authorize the Company to enter into any agreement with respect to an Acquisition Proposal (even if it is a Superior Proposal).

  "Acquisition Proposal" means any offer or proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership of all or a material portion of the assets of, or any material equity interest in, the Company or its material subsidiaries pursuant to a merger, consolidation or other business combination, recapitalization, reorganization, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries (other than the transactions contemplated by the Merger Agreement). The term "Superior Proposal" means any proposal to acquire directly or indirectly, for consideration consisting of cash or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed.

  DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. Parent has agreed, from and after the consummation of the Offer, to cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses, judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or
(ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising or existing prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date of the Merger Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit. In the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer, Parent has agreed to cause the Company to periodically advance to such Indemnified Party its legal and other expenses, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

  Pursuant to the Merger Agreement, all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided under Delaware Law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date of the Merger Agreement will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time. However, in the event any Claim is asserted within such six year period, all rights to indemnification in respect of any such Claim will continue until disposition of such Claim. In addition, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, will be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent.

  In the event Parent or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, proper provision will be made so that the successors and assigns of Parent and Purchaser assume the obligations described above.

  In addition, Purchaser has agreed to, at the Effective Time, deliver insurance policies (the "Run-Off Policies") covering any person who is covered under the Company's existing officers' and directors' liability insurance policy. Such Run-Off Policies will cover, for a period of not less than six years, claims for liability brought against such directors and officers after the Effective Time but alleging acts or omissions occurring before the Effective Time. The Run-Off Policies will be written in amounts and with terms and conditions no less favorable than the insurance policies covering such directors and officers as of the date of the Merger Agreement. However, Purchaser is not required to obtain such insurance to the extent that the premium for the Run-Off Policies exceeds 300% of the annual premium paid by the Company and its subsidiaries for its officers' and directors' as of the date of the Merger Agreement. If the premiums for the Run-Off Policies exceed such amount, Purchaser will only be obligated to obtain Run-Off Policies with the greatest coverage for a cost not exceeding such amount. The Company and its subsidiaries have represented to Parent and Purchaser that the annual premium paid for its officers' and directors' liability policies as of the date of the Merger Agreement does not exceed $175,000.

  FEES AND EXPENSES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. The Company has agreed that all fees and expenses that have been or will be incurred by it in connection with the Merger Agreement and the transactions contemplated thereby (including a $3 million fee plus reasonable expenses payable to the Company's Financial Advisor) will not, in the aggregate, exceed $5,000,000.

  MAFCO NOTE. The Merger Agreement provides that promptly upon the earlier to occur of the consummation of the Offer or the purchase of Shares pursuant to the Tender and Voting Agreement, the

Company will pay the promissory note dated August 21, 1996 made by the Company to Mafco (the "Mafco Note") at its outstanding face value, and Purchaser will, to the extent the Company does not have funds available to pay such note at such time, provide the Company with such funds.

  CONDITIONS TO THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

    (a) Stockholder Approval. The Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Company's Certificate of Incorporation, in order to consummate the Merger;

    (b) HSR Act. Any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

    (c) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic governmental entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and shall be in effect at the Effective Time;

    (d) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

    (e) Purchase of Shares in Offer. Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer or the Tender and Voting Agreement, except that Parent and Purchaser will not be entitled to rely on this condition if Purchaser has failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement.

  TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval:

    (a) By the mutual consent of the Board of Directors of Parent and the Board;

    (b) By the consent of the Board or the Board of Directors of Parent:

      (i) if any governmental entity issues a final and non-appealable order, decree or ruling or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; provided that the party seeking to terminate the Merger Agreement has used all reasonable efforts to challenge such order, decree or ruling;

      (ii) if the Offer expires without any Shares being purchased therein and the period in the Tender and Voting Agreement during which the option granted therein is exercisable expires without such option having been exercised (however, the right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase Shares in the Offer); or

      (iii) if the Effective Time does not occur by August 31, 1999 (unless the Effective Time has not occurred because of a material breach of the Merger Agreement by the party seeking to terminate the Merger
    Agreement).

    (c) By the Board of Directors of Parent: if, prior to the purchase of Shares pursuant to the Offer, the Board withdraws, or modifies or changes in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or recommends a Superior Proposal or resolves to do either of the foregoing.

  In the event of the termination of the Merger Agreement as provided above, the Merger Agreement will become null and void, and there will be no liability on the part of Parent or the Company, except nothing in the Merger Agreement will relieve any party of liability for fraud or for breach of the Merger Agreement (other than a breach arising solely out of the inaccuracy of a representation or warranty made by the Company that was accurate when made on the date thereof and which inaccuracy was not intentional on the part of the Company).

THE TENDER AND VOTING AGREEMENT.

  The following is a summary of the Tender and Voting Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Tender and Voting Agreement.

  Pursuant to the Tender and Voting Agreement and in order to induce Parent and Purchaser to enter into the Merger Agreement, Mafco, which beneficially owns 19,600,000 Class B Shares, representing approximately 65.8% of the outstanding shares of Company Common Stock, has agreed to tender all its Shares pursuant to the Offer and not to withdraw any Shares tendered in the Offer.

  Mafco has further agreed to vote all Shares held of record or beneficially owned by it (i) in favor of the Merger and the Merger Agreement and (ii) against any action or agreement that would impede, interfere with or prevent the Offer or the Merger. Mafco also has granted Parent and certain officers of Parent an irrevocable proxy to vote its Shares in favor of the transactions contemplated by the Merger Agreement and against any Acquisition Proposal.

  In addition, Mafco has granted to Purchaser an irrevocable option (the "Stock Option") to purchase Mafco's Shares at a price per Share equal to the Offer Price. Purchaser may exercise the Stock Option, in whole but not in part, in the event that the Offer is terminated without Purchaser purchasing Shares thereunder and such failure to purchase is not in contravention of Purchaser's or Parent's obligations under the Merger Agreement or the Offer. In any such case, the Stock Option will remain exercisable until 60 days after the date of such event (the "60 Day Period"), provided that the waiting period under the HSR Act has expired or been waived and there is not in effect any preliminary injunction or other order issued by any governmental authority prohibiting the exercise of the Stock Option.

  However, if the HSR Act waiting period has not expired or been waived or any such injunction or order is in effect, in each case on the expiration date of the 60 Day Period, the 60 Day Period will be extended until five business days after the later of the date of expiration or waiver of the HSR Act waiting period and the date of removal or lifting of such injunction or order, but in no event will the Stock Option be exercisable after July 23, 1999. Purchaser will not be entitled to purchase the Shares pursuant to the Stock Option if Purchaser fails to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement. Upon the purchase of Mafco's Shares pursuant to the Stock Option, Purchaser will, unless the Company has breached its obligation not to authorize the Company to enter any agreement with respect to an Acquisition Proposal not to authorize the Company to enter into any agreement with respect to an Acquisition Proposal, subject to applicable law, offer to purchase any and all remaining Shares of Company Common Stock at the Offer Price, by way of merger or otherwise.

  In addition, in the event that, after the consummation of the Offer, the Company or any of its subsidiaries suffers any loss, arising out of a third-party claim or otherwise, that Parent in good faith notifies Mafco would be covered by any insurance policy maintained by or for the benefit of Mafco or any of its affiliates (an "Insured Claim"), Mafco will present and cooperate by all reasonable means in the pursuit of claims for payment under such policy in respect of such loss, but will not be required to sue or otherwise litigate with its insurers (in which case, Mafco will assign to Parent all such rights to sue under the policies as are assignable under applicable law), and pay to the Company the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss. Until the Effective Time, Mafco and the Company have agreed to take all reasonable steps necessary to ensure the continuation of all such insurance policies in order to permit the Company to recover under such policies. Mafco is not obligated to present any claim under any such insurance policy with respect to any Insured Claim unless (i) such Insured Claim is based upon bodily injury, property damage, wrongful or other acts or another condition or event that arose or occurred prior to the consummation of the Offer and (ii) the Company or the relevant affiliate of the Company cooperates fully at its expense with Mafco's insurers in the investigation of such Insured Claim and (in the case of any Insured Claim arising out of a third-party claim) the defense thereof.

  The amount of proceeds of any such insurance claim to be paid over to the Company is limited to the amount actually received by Mafco from its insurers with respect to such claim (net of any self-insured retention amount, deductible amount or other amount that Mafco is required to reimburse its insurers under its contractual agreements with them or to pay prior to the insurer paying any funds, in each case with respect to such claim, its defense or investigation), minus the aggregate amount of all reasonable out-of-pocket expenses incurred by Mafco in presenting such claim (to the extent not paid or reimbursed by its insurers). Mafco is not responsible for any such sums which would be payable under insurance policies not paid as a result of insurer bankruptcy, insurer schemes or arrangements, insurer reorganizations, insurer liquidations, acts of governmental authorities and take overs of the administration of any insurer or other or like situations. Mafco is not required to advance any funds for investigations, defense or payment of any judgment or settlement of any claim. In the event Mafco is forced to advance any such funds because of the failure of Parent or Purchaser to make prompt payment of such sums, Parent will immediately pay Mafco such funds.

  Mafco has also agreed, in its capacity as a stockholder of the Company, that it and its subsidiaries will not, and Mafco will cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to, directly or indirectly, initiate, encourage, solicit any inquiry or the making of any proposal that is or is reasonably likely to lead to an Acquisition Proposal or engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal. Finally, Mafco will immediately inform Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

THE INDEMNIFICATION AGREEMENT.

  The following is a summary of the Indemnification Agreement, dated as of December 16, 1998, among Mafco Holdings, Mafco, Purchaser, Parent and the Company (the "Indemnification Agreement"), a copy of which is filed as an exhibit to the Schedule 14D-1 filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Indemnification Agreement.

  In connection with the execution of the Merger Agreement, Mafco Holdings and Mafco entered into the Indemnification Agreement with Purchaser, Parent and the Company, pursuant to which Mafco and Mafco Holdings agreed to jointly and severally indemnify, save harmless and defend Parent, Purchaser and the Company and each of their stockholders, affiliates, directors, officers, agents and representatives from and against any and all losses, liabilities, fines, judgments, claims, damages, penalties, obligations, payments, actions or causes of action, liens, costs and expenses (including reasonable attorney's fees) incurred by any of them by reason of, or arising out of, (a) any liability for income and franchise taxes arising out of the inclusion of the Company and any subsidiaries in any consolidated federal income tax return, or any consolidated, combined or unitary state or local tax return, of Mafco Holdings or Mafco, except for any such liability as is directly attributable to the operations of the Company and any subsidiaries, and (b) any liability or obligation of an entity, whether or not incorporated, which is or was part of a controlled group or under common control with the Company or otherwise treated as a "single employer" with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (other than the Company or any subsidiary of the Company), with respect to employee benefit plans; established, maintained, sponsored or contributed to by such entity, including, but not limited to (i) liabilities for complete and partial withdrawals under any "multiemployer plan" (as defined in Section 3(37) of ERISA) pursuant to Sections 4203 or 4205 of ERISA, respectively; (ii) liabilities to the Pension Benefit Guaranty Corporation (including, without limitation, liabilities for premiums and terminations); (iii) liabilities under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA; and (iv) liabilities arising under Section 412 of the Code or Section 302(a)(2) of ERISA.

  If there is an audit, examination or administrative or judicial proceeding (a "Tax Proceeding") relating to any liability for taxes as to which the Company and any subsidiaries were included in a consolidated federal income tax return or a consolidated, combined or unitary state or local tax return of Mafco Holdings or Mafco, Mafco Holdings and Mafco will control the audit or other proceedings; provided, however, the Company will be entitled to participate in that portion of the Tax Proceeding, if any, relating solely to items for which the Company is liable pursuant to the Indemnification Agreement ("Company Items"). In the event that either Mafco Holdings or Mafco believes that a position in the Tax Proceeding that the Company proposes to take with respect to a Company Item is unreasonable, the parties will in good faith attempt to negotiate a prompt settlement of the disagreement, and if the parties are unable to negotiate a resolution of the disagreement within 15 days, the dispute will be submitted to the New York office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to Mafco and the Company (or, if Mafco and the Company do not agree on such a firm, then a firm chosen by the Arbitration and Mediation Committee of the New York Society of Certified Public Accountants) (the "Tax Dispute Accountants") for a determination as to whether the position is unreasonable, and, if so, what is a reasonable position. The decision of the Tax Dispute Accountants will be conclusive and binding on the parties, and the fees and expenses of the Tax Dispute Accountants in resolving the dispute will be borne equally by Mafco Holdings and Mafco on the one hand and the Company on the other.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER

  PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

  VOTE REQUIRED TO APPROVE MERGER. Delaware Law requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and by the holders of a majority of the outstanding Shares. The Board has approved the Offer and the Merger; in addition, under the Tender and Voting Agreement, Mafco has agreed to tender and sell all of its Shares pursuant to the Offer. As Mafco beneficially owns approximately 65.8% of all outstanding Shares, Purchaser will have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The Company would, however, be required to provide certain notice of the Merger to stockholders, as required by law. However, Delaware Law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Offeror acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, other stockholders of the Company.

  PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's business.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION

  The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

  If the Offer and Merger are consummated, the Shares will no longer meet the requirements of the NYSE for continued listing and will be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE considers delisting the Shares if, among other things, the number of record holders of at least 100 Shares falls below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more ("NYSE Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE delists the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Following the Offer, the Shares will no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares will no longer be used as collateral for loans made by brokers.

  Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or be eligible for NYSE or NASDAQ reporting.

13. CERTAIN CONDITIONS OF THE OFFER

  Purchaser will not be required to accept for payment or, subject to applicable rules and regulations of the Commission, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment for Shares tendered, if, at the Expiration Date, (i) the

Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer (the "HSR Condition") or (iii) any of the following conditions exists:

    (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (l) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in a material delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

    (b) there shall be any action or proceeding pending or instituted by any domestic or foreign federal or state governmental regulatory or administrative agency or authority which (1) seeks to prohibit, or impose any material limitation on, Parent's or Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) is reasonably likely to result in a material delay in or seeks to restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares or (4) seeks to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; provided that Parent shall have used all reasonable efforts to cause any such action or proceeding to be dismissed;

    (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including without limitation if the Company shall have entered into any definitive agreement or any agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company), except, in the case of the failure of any representation or warranty, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole;

    (d) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired and has beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 15% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), other than any person or group existing on the date hereof which beneficially owns more than 9% of any class or series of capital stock of the Company;

    (e) (1) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France (whether or not mandatory), or (3) any limitation (whether or not mandatory) by a United States or French governmental authority or agency on the extension of credit by banks or other financial institutions;

    (f) the Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-
  9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by either of them or may be waived by Purchaser or Parent, in whole or in part at any time and from time to time in their sole discretion.

14. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

  GENERAL. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See Section 13--"Certain Conditions of the Offer".

  STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company, in its Certificate of Incorporation, elected not to be governed by
Section 203. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Purchaser reserves the right to challenge the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 13 --"Certain Conditions of the Offer".

  ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2 --"Acceptance for Payment and Payment for Shares".

  Pursuant to the HSR Act, Parent intends to file a Premerger Notification and Report Form (the "HSR Report") with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Parent intends to file the HSR Report on December 22, 1998, so as to allow the applicable HSR Act waiting period for the Offer to expire on or prior to 11:59 p.m., New York City time, on January 6, 1999. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4-- "Withdrawal Rights". It is a condition to the consummation of the Merger that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 --"Acceptance for Payment and Payment for Shares" and Section 13 --"Certain Conditions of the Offer".

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 13-- "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

  DISSENTERS' RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have rights pursuant to the provisions of Section 262 of Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than, or in addition to, the Offer Price, the market value of the Dissenting Shares, including asset values, and the investment value of the Dissenting Shares. The value so determined could be greater or lower than the Offer Price.

  If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the terms of the Merger.

  A stockholder seeking to exercise dissenters' rights under Section 262 of Delaware Law may not tender his Shares in the Offer and will be further advised by the Company as to the steps necessary to exercise such rights. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF DELAWARE LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

15. FEES AND EXPENSES

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  CSFB is acting as Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services CSFB will receive customary compensation. Parent has also agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Parent and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Purchaser and Parent have retained D.F. King & Co., as the Information Agent, and American Stock Transfer & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16. MISCELLANEOUS

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                         Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes

                         Dorsay Acquisition Corp.

                         December 22, 1998

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

1. EXECUTIVE OFFICERS AND DIRECTORS OF PARENT

  The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 53, quai d'Orsay, 75347 Paris, Cedex 07, France. Unless otherwise indicated, each such person is a citizen of France, or, if the person is a corporation, partnership or other entity, the place of its organization is France. Unless otherwise indicated, each of the following persons has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

OFFICERS

JEAN-DOMINIQUE COMOLLI

  Mr. Comolli has been Chairman and Chief Executive Officer of Parent since December 1993.

ERIC ALBRAND

  Mr. Albrand has been Senior Executive Vice President-Finance since December 1997 and Chief Financial Officer since 1995. Prior to 1995, Mr. Albrand held the following positions with Parent: Deputy Financial Director in 1994, and Director of Strategic Planning and Audit from 1991 until 1993.

BRUNO GERMAIN-THOMAS

  Mr. Germain-Thomas has been Senior Executive Vice President-Marketing and Sales since May 1997. From 1996 until May 1997, Mr. Germain-Thomas was Senior Executive Vice President of Larousse Bordas, 21, Boulevard du Montparnasse, Paris 75006, France, a publishing company. From 1993 until 1996, he was Senior Executive Vice President of Volvic Mineral Waters at Danone, 7-9 rue de Teheran, 75382 Paris, Cedex 08, France, a food and beverage company.

GERARD BLANC

  Mr. Gerard Blanc has been Executive Vice President-Human Resources since May 1998. Mr. Blanc was Industrial Director of Parent from 1991 until May 1998.

FRANCOIS DUTREIL

  Mr. Dutreil has been Executive Vice President-Distribution since January 1998. From 1993 until January 1998, Mr. Dutreil was Chief Executive Officer of Societe Allumettiere Francaise, a subsidiary of Parent, 2, rue Louis de Broglie, 77400 Saint-Thibault des Vignes, France.

CHARLES LEBEAU

  Mr. Lebeau has been Executive Vice President-International Development and Cigars since February 1998. From 1995 until February 1998, Mr. Lebeau was Executive Vice President-International Development. From 1989 until 1995, Mr. Lebeau was Director of Marketing and International Sales.

JEAN-PAUL LEBONDIDIER

  Mr. Lebondidier has been Executive Vice President-Production since June 1998. From 1990 until June 1998, Mr. Lebondidier was Director of Production for dairy products of Danone, 7-9 rue de Teheran, 75382 Paris, Cedex 08, France, a food and beverage company.

                                    SCHI-1

GUY DUTREIX

  Mr. Dutreix was nominated Executive Vice President-Advisor to the Chairman in 1998. From 1995 until 1998, Mr. Dutreix was Executive Vice President in charge of Production, Research, Tobacco Sourcing, Cigars and Matches. From 1988 until 1995, Mr. Dutreix was Executive Vice President--Tobacco.

ISABELLE OCKRENT

  Ms. Ockrent has been Executive Vice President-Corporate Communications and External Relations since April 1998. From 1990 until April 1998, Ms. Ockrent was Director of Communications and External Relations.

DIRECTORS

JEAN-DOMINIQUE COMOLLI

  Mr. Comolli has been Chairman and Chief Executive Officer since December
1993.

BIC S.A., REPRESENTED BY BRUNO BICH

  Bic S.A., 8, impasse des Cailloux, 92110 Clichy, France, specializes in the production and marketing of stationery goods, haute couture and ready-to-wear clothing, and fine arts supplies.

  Mr. Bich has been President of the Bic Group since 1993.

VINCENT BOLLORE

  Since 1981, Mr. Bollore has been Chairman and Chief Executive Officer of Bollore Technologies S.A., 31-32 Quai de Dion-Bouton, 92800, Puteaux, France, a diversified industrial and shipping conglomerate.

SOCIETE SUISSE D'ASSURANCES GENERALES SUR LA VIE HUMAINE, REPRESENTED BY JEAN-ANTOINE CHABANNES

  Societe Suisse d'Assurances Generales sur la Vie Humaine, 41, rue de Chateaudun, 75034 Paris Cedex 09, France, provides insurance, banking, and financial services.

  Since January 1993, Mr. Chabannes has been President of the Groupe Societe Suisse, 41, rue de Chateaudun, 75034 Paris 75009, France, a division of Societe Suisse d'Assurances Generales sur la Vie Humaine, which provides insurance and banking services.

GERARD DAVION

  Mr. Davion has been the head of the national union for Parent's foremen ("Federation Syndicale des Agents de la Seita") and a director of Parent since May 1995. Mr. Davion has been a foreman at Parent since 1970.

FRENCH STATE, REPRESENTED BY PIERRE-MATHIEU DUHAMEL

  Since 1996, Mr. Duhamel has been France's General Director of Customs and Indirect Taxes, 2 rue de Montalembert, 75700, Paris, 07 SP, France. From 1995 until 1996, Mr. Duhamel was Deputy Director of the Cabinet of the Prime Minister, 57, rue de Varennes, 75007, Paris, France and from 1994 until 1995, Director of Public Accounting Regulation (Finance Ministry), 139, rue de Bercy, 75012 Paris, France. From 1992 until 1994, Mr. Duhamel was Director of Finance and Economic Affairs of the City of Paris, 4 Place de L'Hotel de Ville, 75004, Paris.

                                    SCHI-2

CREDIT COMMERCIAL DE FRANCE, REPRESENTED BY CHARLES-HENRI FILIPPI

  Credit Commercial de France ("CCF"), 103 Avenue des Champs-Elysees, 75008, Paris, France, specializes in retail banking, investment banking and fund management both in France and abroad.

  Mr. Filippi has held the following positions at the CCF: Chairman and Chief Executive Officer (April 1998-present), Senior Executive Vice President (1995-April 1998), and Executive Vice President (1993-1995).

LA FRANCAISE DES JEUX, REPRESENTED BY MR. BERTRAND DE GALLE

  La Francaise des Jeux, 5/7, rue de Beffroy, 92200 Neuilly-sur-Seine, France, specializes in lottery and lottery-related games.

  Mr. de Galle has been Chairman and Chief Executive Officer of La Francaise des Jeux since 1994. Mr. de Galle was Chairman and Chief Executive Officer of Parent from 1988 until 1993.

SOCIETE FINANCIERE SIPA, REPRESENTED BY MR. JACQUES LEJEUNE

  Societe Financiere SIPA, 11 Bd du Prince Henri, Luxembourg, is a Luxembourg holding company through which Mr. Lejeune, a private investor, makes his investments in various areas of activities. Mr. Lejeune has been a director of Parent since May 1995.

GENEVAL (SOCIETE GENERALE), REPRESENTED BY MR. JEAN-PIERRE MARCHAND

  Geneval is a division of Societe Generale, 29 Bd Haussman, 75009, Paris, France, and specializes in retail banking, investment banking and fund management both in France and abroad.

  Mr. Marchand has held the following positions at Societe Generale: Executive Vice-President (1997-Present), Managing Director--Large Companies (1995-1997), and Managing Director--Specialized Financing (1991-1995).

GILBERT MONTANT

  Since November 1996, Mr. Montant has been an employee representative on the Board of Directors of Parent as the representative of the Confederation Generale du Travail ("C.G.T.") union. Mr. Montant has been a foreman at Parent since 1973.

DOMINIQUE DE MONTGOLFIER

  Mr. de Montgolfier has been an employee representative on the Board of Directors of Parent since 1989. Mr. de Montgolfier has been an engineer at Parent since 1970.

EDOUARD STERN

  Since April 1998, Mr. Stern has been President of I.R.R. Investment Real Returns, 14 rue Etienne-Dumont, 1204 Geneve, Switzerland, a swiss commercial and financial consulting firm. In addition, since April 1997, Mr. Stern has been Executive Vice President of Eurafrance, 12 avenue Percier, Paris 75008, France (a French holding company, the portfolio of which includes companies in the banking and insurance sectors, as well as participations in several investment funds). Mr. Stern was a managing partner at Lazard Freres (Paris), 121 Bd Haussman, 75008, Paris, France, from 1994 until April 1997.

REMY TRITSCHLER

  Since 1993, Mr. Tritschler has been President of the Confederation of Tobacconists of France ("Confederation des Debitants de Tabac de France"), 75 rue d'Amsterdam, 75008, Paris, France. Mr. Tritschler has been a director of Parent since 1989.

                                    SCHI-3

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The only director of Purchaser is Mr. Charles Lebeau. The only executive officer of Purchaser is Mr. Charles Lebeau (President, Secretary and Treasurer). The biographical information for such director and executive officer is listed above.

                                     SCHI-4

  Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

 By Mail, Hand or Overnight Delivery:

                                            By Facsimile Transmission:
                                         (For Eligible Institutions Only)

            40 Wall Street
              46th Floor                          (718) 234-5001

       New York, New York 10005
                                         Confirm Receipt of Facsimile by
                                                    Telephone:

                                                  (718) 921-8200

                               ----------------

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of the Guaranteed Delivery may be obtained from the Dealer Manager or the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6427

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 881-8320